Exhibit 99

Contact:

Robert W. Lafferty

VP – Finance, CFO and Treasurer

(937) 865-5407

HUFFY ANNOUNCES SALE OF BASKETBALL BACKBOARD SEGMENT

MIAMISBURG, OHIO, JULY 19, 2004 – HUFFY CORPORATION (NYSE-HUF) today announced that Russell Corporation has purchased the assets of Huffy Sports Company, a division of Huffy Corporation, for $30 million in cash, subject to working capital and other adjustments. Under the terms of the agreement, Russell Corporation will also assume certain operating liabilities associated with the business.

Paul R. D’Aloia, Chief Executive Officer and President of Huffy commented, “We are pleased that Russell Corporation recognized the inherent value of the backboard business.  We will continue to work with Lazard Freres, as we evaluate other strategic alternatives.  Huffy continues to move forward with the restructuring of its one sporting goods company business platform and anticipates that by the end of July all remaining operations will have been completely transitioned to Dayton, Ohio.”

Robert W. Lafferty, Chief Financial Officer, commented, “The proceeds from this transaction will reduce our term and revolving debt by approximately $18.0 million and provide approximately $9.0 million to fund current working capital requirements, although availability under our revolving credit facility remains limited. The Company’s secured lenders have agreed not to test covenants through December 31, 2004, however, there can be no assurance that the Company’s strategic actions to date will resolve its liquidity issues.  We continue to review the valuation of intangible assets and certain entries specifically related to customer deductions and credits related to the Huffy Sports Canada

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business (formerly known as Gen-X Sports).  While not final, in addition to the significant operating loss previously announced, a preliminary quantification of the impact of the revaluation of intangible assets, together with recording a full valuation allowance against deferred tax assets, would cause the first quarter loss to reduce the Company’s equity to a negative number. The Company continues to work through these accounting issues but is unable to predict when it will finalize its financial statements.”

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Huffy Corporation (NYSE-HUF) is a diversified sporting goods company, marketing bicycles and wheeled products under the Huffy®, Royce Union®, and  Micro® brands; golf equipment under the Tommy Armour®, Ram®, Teardrop® and Zebra® brands; snowboards and accessories under the LTD®, Lamar® and Sims® brands; Hespeler® hockey equipment; and a variety of action sports items including skateboards, inline skates, and helmets under the UltraWheels®, Rage®, and Dukes® brands, and markets a variety of products as a licensee under Disney®, Oxygen®, and Airwalk® trademarks.

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The discussion in this press release contains forward-looking statements and is qualified by the cautionary statements contained in the Huffy Corporations report on Form 10-K, dated March 5, 2004.